                                                            Exhibit 99.1


      CIC Announces Morgan Keegan as Investment Banker and Bridge Financing

REDWOOD SHORES, Calif., June 21 /PRNewswire/ -- Communication Intelligence Corporation (Nasdaq: CICI) ("CIC"), enabling the world with "The Power to Sign Online(TM)," announced today that it has engaged the investment banking firm of Morgan Keegan & Company, Inc. ("Morgan Keegan") to act as its exclusive financial advisor with regard to raising equity financing. The Company also announced that it has consummated a $3.0 million convertible loan with the Chairman of its Board, Philip Sassower, through his 1996 CRAT trust. Of the $3.0 million, $1.5 million will be used to refinance the current outstanding loan made by the trust and the remaining $1.5 million will be used for working capital.

Morgan Keegan & Company, Inc., with 131 offices and over 900 brokers, is one of the South's largest investment firms. A subsidiary of Regions Financial Corporation, one of the nation's largest bank holding companies, Morgan Keegan is a recognized leader in providing equity research and investment banking services in the field of biometrics and natural interface technologies.

"We are pleased to be associated with an investment bank with the experience and reputation of Morgan Keegan," said Guido DiGregorio, president and CEO of CIC. "We would also like to thank Philip Sassower for the additional working capital. The loan was made to CIC on favorable terms including a convertible feature with an exercise price of $2.00 per share representing a premium of approximately 100% over the current market price. This loan combined with our anticipated cash flow from operations should provide the time required to consummate an equity financing on terms more favorable than those that could be obtained in the current depressed market, thus allowing us to finance our revenue expansion programs while minimizing dilution to our shareholders."

About CIC

Communication Intelligence Corporation (CIC) is the leading supplier of natural input and electronic signature solutions for wireless Internet and e-Commerce applications enabling the world with "The Power to Sign Online(TM)." The Company's core software technologies include multilingual handwriting recognition systems, biometric signature verification, natural messaging, and operating system extensions that enable pen input. CIC's products are designed to increase the ease of use, functionality, and security of wireless electronic devices ranging from handheld companions to cellular phones. Ericsson, Fujitsu, Hitachi, Microsoft, Mitsubishi, National Semiconductor, Symbian and IBM among others have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com .

Certain statements contained in this press release, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," and other words of similar import, constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

NOTE: CIC and its logo are registered trademarks. The Power to Sign Online is a trademark of Communication Intelligence Corporation. All other trademarks are properties of their respective owners.

CONTACT: investors, Chantal Eshghipour of Communication Intelligence Corporation, 650-802-7740, or investorrelations@cic.com.